Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pacific City Financial Corporation of our report dated March 16, 2018 relating to the consolidated financial statements appearing in the Registration Statement on Form S-1 (File No. 333-226208), as amended, of Pacific City Financial Corporation.

/s/ Crowe LLP
Crowe LLP
Los Angeles, California
August 27, 2017